Exhibit 99.2

NEWS RELEASE
Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com
Contacts:
For Albert Einstein Healthcare Network
Renee Bunting (215) 456-6730

For Tenet Healthcare Corporation
	Media:	Harry Anderson (805) 563-6816
	Investors:	Diana Takvam (805) 563-6883

Albert Einstein Healthcare Network Signs Agreement
to Acquire Elkins Park Hospital from Tenet

MossRehab to Offer Expanded Inpatient, Outpatient Services at New Location

PHILADELPHIA, Pa. – Aug. 26, 2003 – Albert Einstein Healthcare Network and Tenet Healthcare Corporation (NYSE: THC) today announced that they have entered into a contract under which Albert Einstein Healthcare Network will acquire the Elkins Park Hospital facility from Tenet.  Within 60 days, Einstein and Tenet expect to complete the agreement, which includes the Elkins Park Hospital facility, equipment and the 30-acre parcel of land in Montgomery County on which it is located.

Einstein is purchasing the Elkins Park Hospital facility with the plan of relocating its nationally recognized medical rehabilitation provider, MossRehab, which is currently headquartered next to Albert Einstein Medical Center.  Elkins Park Hospital is approximately five miles from MossRehab’s present location.

According to Barry R. Freedman, Einstein’s President and CEO, “The acquisition of Elkins Park Hospital will allow us to quickly and cost-effectively enhance

MossRehab’s inpatient and outpatient facilities and meet its growing needs for additional space, while also providing an opportunity to expand our services and improve access for our immediate community. We also see this acquisition as a means to further serve Montgomery County, which neighbors our primary market.”

“We’re very pleased to have reached a definitive agreement with an organization like Albert Einstein Healthcare Network that is committed to maintaining access to quality healthcare services in the Philadelphia community,” said Trevor Fetter, Tenet’s President and Acting Chief Executive Officer.  “We also are gratified that Albert Einstein Healthcare Network has committed to preserving the jobs of so many employees at Elkins Park.  The sale of Elkins Park Hospital will allow us to continue our focus on strengthening our remaining hospitals in Philadelphia.”

Einstein is collaborating with Tenet to offer employment to a substantial number of eligible Elkins Park Hospital staff at Elkins Park Hospital, in Einstein’s network and in available positions in the numerous Tenet Pennsylvania and Jefferson Health System member hospitals. Gross proceeds to Tenet from the sale are estimated at $13 million, including working capital. The transfer of ownership will be completed following the receipt of regulatory approvals.

During the next 60 days, Einstein will complete its planning for medical/rehabilitation services to be offered at Elkins Park Hospital, as well as the additional services in the vacated space at the Old York Road campus.

According to Freedman, some rehabilitation services are likely to remain at the current site; consequently, some MossRehab staff will remain at the Tabor Road location.  However, Einstein will offer other MossRehab employees and many Elkins

Park employees positions at the Elkins Park location. In addition, Einstein is working with Tenet to provide a seamless transition of care for patients and for the community.

Albert Einstein Healthcare Network, a member of the Jefferson Health System, provides healthcare services through Albert Einstein Medical Center, Germantown Community Health Services, Willow Terrace (a nursing home), MossRehab, Willowcrest (a center for subacute care), Belmont Behavioral Health and a number of outpatient and satellite locations.  Einstein also operates a primary care network, Einstein Neighborhood Healthcare.  For more information on Albert Einstein Healthcare Network, visit www.einstein.edu.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,743 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.